EXHIBIT 99.1

MEMORANDUM

TO: SPARTA Employees and Stockholders	DATE: Jan. 23, 2006
FROM: Bob Sepucha
SUBJECT: Fourth Quarter 2005 Report and Stock Price Evaluation

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after January 23, 2006. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $42.53 per share, an increase of $0.41 (1%) per share compared to $42.12 per share as of Oct. 21, 2005 and an increase of $5.63 per share (15%) since Jan. 21, 2005.
Equity continued to grow in the fourth quarter and as a result the equity/share term contributed $1.09 to share price growth, the first time the quarterly increase in that term has exceeded $1.00. Earnings in the quarter remained strong but at a level slightly below the previous two quarters. As a result, earnings contributed $1.39 to stock price growth in the earning/share term versus a contribution of $1.93 last quarter. As in the third quarter, however, these stock price gains were offset by weak performance in the growth factor. Projected twelve-month profits from the contract backlog were unchanged from the third quarter, and a result, the growth term decreased $2.07 per share.
Quarterly Stock Trade
We anticipate liquidity will be approximately $2,700K for quarterly pro rata repurchases on the February 21 trade date. This is approximately $1,400K less than on the November 2005 trade date when $4,100K was available and $2,800K of pro rata offers were submitted.
The deadline for the next trade date is Tuesday, February 21. Stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to February 21, offering up to $4,976 in stock (117 shares) along with signed stock certificates for the amount offered. (Shares acquired less than 6 months prior to the stock trade date, i.e. after August 21, 2005, may not be offered. This includes shares acquired by exercising options, from year-end bonuses, profit sharing and 401(k) contributions, and Rabbi Trust awards.) Offerers wishing to sell in excess of $5,000 in stock should submit at the same time a second stock transaction request for the amount they desire to sell in excess of $5,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after February 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers in early April 2006, approximately six weeks after the trade date. Repurchase requests received after February 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of February 16 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).
No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the February 21 deadline. Forms that are emailed or faxed will not be accepted. For the $5,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $5,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.
New Contracts
In the fourth quarter, we had five significant competitive and three sole-source awards, totaling $63.7M in expected value. We had six significant competitive contract/task-order losses, totaling $34.7M.
In the Missile Defense Sector, SASO won a sole-source contract from the Missile Defense Agency for their Missile Defense Test and Evaluation Support program. This contract has a value of $22M over a two-year period. SASO, as a subcontractor to Northrop Grumman, also won a competitive award for the U.S. Army Test and Evaluation Command, Army Evaluation Center’s Scientific, Engineering and Technical Assistance program. This subcontract has a value of $8M over a five-year period.
ASTO won a sole-source contract from the Joint Single Integrated Air Picture System Engineering Organization for technical program support. This contract has a value of $19M over a 57-month period. TASO, as a subcontractor to Teledyne Solutions Inc., won a competitive award from the Army Space and Missile Defense Command for their Ground-Based Missile Defense Technology Assessment program, a $4.8M subcontract with a 15 month period of performance. TASO also won a $2.6M, three-year competitive contract from the Army Yuma Proving Grounds for Test and Range Support. DPO won a competitive award from Boeing supporting the Lead System Integrator (LSI) Integrated System and Test Support under the Army’s Future Combat Systems program. This subcontract has a value of $1.7M over a 22-month period.
In the Mission Systems Sector, SMDO, as a subcontractor to Booz-Allen Hamilton, won a competitive task order for the Air Force Space Command’s Magellan program, a $2.9M task order with a two-year period of performance.
In the National Security Systems Sector, ISSO, as a subcontractor to Northrop Grumman, won a sole-source award for the Darwin Security Enhancement program — Phase 3 from a classified government funding source. This subcontract has a value of $2.7M over an 11-month period.
In the Missile Defense Sector, SASO, as a subcontractor to SY Coleman, lost a competitive award for System Engineering and Technical Assistance supporting the Under Secretary of Defense, Acquisition, Technology and Logistics. This subcontract had a value of $5M over a five-year period. As a subcontractor to Belzon, TASO lost a competitive task order for the Army Aviation and Missile Command’s Integrated Logistics Support program, a $3M, three-year effort. TASO, as a subcontractor to CAS, Inc., also lost a competitive award for the Army’s Security Assistance Management Directorate, HAWK International Training School Programmatic Support program. This subcontract had a value of $10M over a five-year period.
In the Mission Systems Sector, SMDO, as a subcontractor to LVW Electronics, Inc., lost a competitive Indefinite Delivery/Indefinite Quantity task order for the Army Corps of Engineers Research, Analysis and Vulnerability Assessments program. This task order had an expected value of $5M over a five-year period. DSTO lost a competitive contract for the Homeland Security Advanced Research Projects Agency’s Low-Cost Bio-Aerosol Detector Systems program, a $1.7M, 15-month effort.

In the National Security Systems Sector, MSO lost a competitive contract for the National Ground Intelligence Center’s Threat Modeling Analysis Program. This contract had a value of $10M over a three-year base period with two one-year options.
Last quarter, SPARTA reported a loss in DSTO for a competitive award for the U.S. Marine Corps Ground/Air Task Oriented Radar program. This subcontract had a value of $8.7M over a three-year period. The award for the prime contract was protested and the protest has been sustained. The customer has elected to recompete the effort, and a new draft RFP was released on December 8, 2005, to which we are currently responding.
2005 Business Performance
Fourth quarter performance was essentially the same as in the previous two quarters. Sales were $71.0M (1% growth) and direct labor was $19.3M (-3%). Relative to the fourth quarter of 2004, these values represent increases of 8% and 18%, respectively.
Yearend totals for 2005 were $277M sales, $76.6M direct labor, and $31.3M gross profit, all values exceeding our Plan for 2005. Relative to 2004, these represent increases of 10%, 19%, and 15%, respectively. While growth in annual sales slowed due to a decrease in major subcontracts, direct labor and gross profit continued to increase at a healthy pace.
Twelve-month contract backlog was $274M, up 3% from the third quarter and 20% from the fourth quarter of 2004. This represents the largest single-year increase in contract backlog ($46M) in SPARTA’s history and the largest percentage increase (+20%) since 2002. At the end of the fourth quarter, multi-year contract backlog was $838M, up 8% from the previous quarter and up 18% from the fourth quarter of 2004.
In the fourth quarter, we hired 61 people, 27 fewer than in the third quarter and 76 fewer than in the second quarter when we picked up 38 people in the acquisition of the McAfee Research Division. For the year, we hired 356 people, down slightly from 372 in 2004 but greater than the 265-300 people hired in 2002 and 2003. The recruiting rate in 2005 was 30%, the fourth consecutive year it has equaled or exceeded that level. We had 58 terminations in the fourth quarter with 27 leaving the company for jobs at other companies or in the government. During 2005 we experienced an overall turnover rate of 16% and a rate of 7% for people leaving for other jobs. This corresponds favorably to the rates in 2004 (15% and 10%) and 2003 (17% and 8%). At the end of the year, we had a full-time equivalent staff of 1,337 people, a net gain of 145 people for the year.
2005 Financial Performance
Net earnings for the fourth quarter were $4.2M, down slightly from the previous three quarters and down 8% from the fourth quarter of 2004. For the year, earnings were $17.3M, an 8% increase over 2004. Profitability was 6.0% in the fourth quarter and 6.2% for the year, a slight decrease from 6.4% in 2004. Stockholders’ equity stood at $68.0M at the end of the year, a twelve-moth increase of $17.3M (34%). This growth was due primarily to continued strong profits and robust stock option exercises.
In the fourth quarter, cash and investments decreased by $10.2M to $29.3M due to significant delays in the collection of certain receivables caused primarily by temporary processing problems in the government. These delays were subsequently corrected in January. Nonetheless, the effect of these delays was reflected in the fourth quarter Days Sales Outstanding (DSO) which jumped by 17 days to 75 days. The year-to-date average DSO was 62 days, 2 days more than the year-to-date average for 2004 and the same as 2003.
For the third consecutive quarter, no new promissory notes were issued so with the scheduled principal payments of $708K, the promissory note balance decreased to $8.4M. At the end of the fourth quarter, cash and investments exceeded the sum of our income tax liabilities and promissory note obligations by $19.6M.

2006 Outlook
The financial plan for 2006 is based on sales of $295M and direct labor of $85.2M, increases of 7% and 11%, respectively. This modest growth is a reflection of the trend we saw developing in 2005. It is still reasonable to expect adding 5-10% in sales due to new contracts, but in light of increasing budget pressures in the government, it is no longer prudent to expect much in additional new funds being added to existing contracts during the year. It was the latter that fueled our 20+% growth in 2003 and 2004.
All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SPARTA, INC.
OPERATING RESULTS
AS OF DECEMBER, 2005

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	DEC 05	DEC 04	DEC 05	DEC 04

Sales ($M)	$71.0	$65.7	$277.1	$251.6
Gross earnings	7,660	7,930	31,347	27,226
Net income	4,236	4,605	17,304	15,987
Stock tax benefit	2,390	1,525	5,813	4,022
Stock sales — Receivable	501	328	100	100
Deferred Stock (Rabbi Trust)	41	41	14	3
Stock sales — exercise	3,991	3,004	15,631	12,505
Stock sales — retirement plans	1,130	929	5,679	4,841
Stock sales — bonus	0	0	1,624	1,915
Total Stock Sales	5,121	3,932	22,934	19,260
Stock repurchases:
— Cash	7,488	6,688	27,744	23,036
— Promissory notes	0	0	1,129	4,877
Total Stock Repurchases	7,488	6,688	28,873	27,913

Business Projections and Backlog	At Jan. 1,
(in $M, unless otherwise noted)	2006	At Jan. 2, 2005

Contract backlog	273.6	227.3
Proposal backlog	66.1	72.7
Twelve month projected sales	295.3	252.2
Twelve month projected earnings ($K)	30,272	25,599

	At Jan. 1,
Breakdown of Stockholders Equity ($M)	2006	At Jan. 2, 2005

Stock sales	$79.99	$57.05
Stock sales receivables	($0.58)	(0.68)
Deferred stock compensation	($0.35)	(0.37)
Stock repurchases	($86.54)	(64.40)
Stock tax benefit	$23.49	17.68
Retained earnings	$52.01	41.44

Stockholders’ Equity	$68.02	$50.73

Subordinated stock notes	8.43	10.41

Net Worth	$76.44	$61.13

	At Jan. 1,
Stock Notes ($M)	2006	At Jan. 2, 2005

Total note balance	$8.43	$10.41
Long-term subordinated	$5.99	$7.41

STOCK PRICE CALCULATION
(Business Data as of 01/01/2006)

		Equity		Growth			Earnings
		Term		Term			Term

		SE+SN+CX					NP+STB

PRICE	=	SI+SV	+	7 x FG	x	( 2 YR AVG	SI+SV )

Stock Ownership

Shares Issued (SI)	5,316
Option Vested (SV)	929

6,246

Equity Term ($K)

Stockholders Equity (SE)	68,019
Subordinated Notes (SN)	5,993
(Long Term Portion)
Cost to Exercise SV (CX)	21,374

SE + SN + CX = 95,386

Equity Term/Share

SE+SN+CX		95,386

SI+SV	=	6,246	=	$15.273
Growth Term (FG)

		Less Extraordinary
Gross Earnings ($K)		Less SIT Gain/Misc. Income

Past 12 Months	31,347	30,332	30,246
Past 24 Months	58,574	56,659	56,511
12 Month Projection	28,119	(Contract Backlog + Weighted Proposal Backlog)

								2
FG	=	[	{Past 12 Months	+	12 Months Projection}	/	Past 24 Months	]
						2
FG	=	[ (	30,246	+	28119 ) / 56,511 ]	=	1.067

Earnings Term ($K)	Previous 7 Quarters

Net Earnings for Quarter (NP) = 4,455	0.690
(Unallowable stock compensation added back)	0.698
Stock Tax Benefit (STB) = 2,390	0.898
1.029
Quarter NP+STB = ( 4454.8 + 2390.08 ) / 6,246	0.854
SI+SV = 1.096	0.897
1.137

2 YR AVG NP+STB = ( 1.096 + 6.203 ) / 2	6.203
SI+SV = 3.650
Stock Price Computation
     Note: Growth Term may not exceed     1.500

Price/Share	=	$15.273	+	7	x	1.067	x	3.650	=	$42.53